Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP REPORTS STRONG EPS DRIVEN BY LOAN AND DEPOSIT GROWTH FOR THE SECOND QUARTER

ROCKAWAY, NEW JERSEY – July 27, 2016 – Sussex Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for Sussex Bank (the “Bank”), today announced a 26.3% increase in net income per diluted common share to $0.24 for the quarter ended June 30, 2016 as compared to $0.19 for the same period last year. Also, the Company announced a 45.0% increase in net income per diluted common share to $0.58 for the six months ended June 30, 2016 as compared to $0.40 for the same period last year. For the quarter ended June 30, 2016, the Company reported net income of $1.1 million, as compared to net income of $884 thousand for the same period last year. The improvement for the second quarter of 2016 as compared to the same period last year was mostly driven by a 17.3% increase in net interest income on a fully tax equivalent basis as a result of strong growth in average loans and deposits, which increased $132.1 million, or 27.8%, and $73.8 million, or 18.3%, respectively.

“Our principal business lines continue to generate outstanding results. As such, we produced another quarter of strong financial performance for Sussex Bancorp. In the second quarter our commercial loans and total deposits grew at an annualized rate of 46.7% and 13.6%, respectively, which, resulted in a substantial improvement in net interest income over the prior year. Our insurance company also increased its pretax earnings 271.4% as compared to the same quarter last year,” said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank.

Declaration of Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.04 per share, which is payable on August

24, 2016 to common shareholders of record as of the close of business on August 10, 2016.

Financial Performance

Net Income. For the quarter ended June 30, 2016, the Company reported net income of $1.1 million, or $0.24 per basic and diluted share, as compared to net income of $884 thousand, or $0.19 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended June 30, 2016 was driven by an $872 thousand, or 17.3%, increase in net interest income on a fully tax equivalent basis resulting from strong loan and deposit growth and an increase in non-interest income of $325 thousand, mostly due to the performance of Tri-State Insurance Agency’s (“Tri-State”) insurance commissions and fees. The aforementioned was partially offset by an increase in non-interest expenses and an increase in provision for loan losses, which was largely due to loan growth. The increase in non-interest expenses was mostly due to higher salary and benefits, data processing costs and an increase in expenses and write-downs related to foreclosed real estate. The increase in salaries and employee benefits expense was mostly attributed to higher Tri-State salary and benefits expense related to Tri-State’s revenue growth. The increase in data processing was largely due to the costs associated with the outsourcing of our core processing systems.

Income before income taxes increased $352 thousand, or 26.9%, to $1.7 million for the three months ended June 30, 2016 as compared to $1.3 million for the same period last year. Tri-State’s contribution to the Company’s income before income taxes for the three months ended June 30, 2016 increased $76 thousand, or 271.4%, to $104 thousand as compared to $28 thousand for the same period last year. The increase in Tri-State’s contribution to the Company’s income before income taxes was mostly due to an increase in insurance commissions and fees for the three months ended June 30, 2016 of $303 thousand, or 41.2%, as compared to the same period last year. The Company’s income before income taxes, excluding Tri-State, increased $276 thousand, or 21.6%, to $1.6 million for the three months ended June 30, 2016 as compared to the same period last year.

For the six months ended June 30, 2016, the Company reported net income of $2.7 million, or $0.58 per diluted share, or a 45.0% increase, as compared to net income of $1.8 million, or $0.40 per diluted share, for the same period last year. The increase in net income for the six months ended June 30, 2016 was largely due to increases in net interest income of $1.7 million and non-interest income of $948 thousand, which were partially offset by an increase in non-interest expenses of $1.2 million. The increase in non-interest expense was largely due to increases in salaries and employee benefits, mostly due to an increase in personnel to support our growth and higher incentive and commission costs related to the Bank’s and Tri-State’s performance, and data processing costs largely resulting from outsourcing of its core processing systems.

Income before income taxes increased $1.4 million, or 52.1%, to $4.0 million for the six months ended June 30, 2016 as compared to $2.6 million for the same period last year. Tri-State’s contribution to the Company’s income before income taxes for the six months ended June 30, 2016 increased $512 thousand, or 119.6%, to $940 thousand as compared to $428 thousand for the same period last year. The increase in Tri-State’s contribution to the Company’s income before income taxes was mostly due to an increase in contingency fee income for the six months ended June 30, 2016 of $411 thousand, or 122.8%, and growth in insurance commissions and fees of $458 thousand as compared to the same period last year. The Company’s income before income taxes, excluding Tri-State, increased $861 thousand, or 39.1%, to $3.1 million for the six months ended June 30, 2016 as compared to the same period last year.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $872 thousand, or 17.3%, to $5.9 million for the second quarter of 2016, as compared to $5.0 million for the same period in 2015. The increase in net interest income was largely due to a $133.3 million, or 22.9%, increase in average interest earning assets, principally loans receivable, which increased $132.1 million, or 27.8%. The improvement in net interest income was partly offset by a decline in the net interest margin of 16 basis points to 3.31% for the second quarter of 2016, as compared to the same period in 2015. The decline in the net interest margin was mostly attributed to a 19 basis point decrease in the average rate earned on loans, which is mostly due to loan growth and loan repricing in a low rate environment. Also included in the net interest margin decrease is a 9 basis point increase in the average rate on interest bearing deposits, which was primarily driven by market competition and an increase in wholesale funding.

Net interest income on a fully tax equivalent basis increased $1.7 million, or 17.2%, to $11.7 million for the first six months of 2016 as compared to $9.9 million for the same period in 2015. The increase in net interest income was largely due to a $117.6 million, or 20.5%, increase in average interest earning assets, principally loans receivable and the securities portfolio, which increased $110.6 million, or 23.4% and $6.0 million, or 6.4%, respectively. The Company’s net interest margin was 3.39% and 3.49% for the first six months of 2016 and 2015, respectively. The decline in net interest margin is due to loan growth and loan repricing in a low rate environment along with an increase in the average rate on interest bearing deposits, primarily driven by market competition and an increase in wholesale funding.

Provision for Loan Losses. Provision for loan losses increased $185 thousand, or 92.5%, to $385 thousand for the second quarter of 2016, as compared to $200 thousand for the same period in 2015.

Provision for loan losses increased $91 thousand, or 18.0%, to $596 thousand for the first six months of 2016, as compared to $505 thousand for the same period in 2015.

The increases for both periods were mostly attributable to the Company’s loan growth.

Non-interest Income. Non-interest income increased $325 thousand, or 21.7%, to $1.8 million for the second quarter of 2016, as compared to the same period last year. The increase was primarily due to higher insurance commissions and fees, which increased $303 thousand, or 41.2%, for the second quarter of 2016 as compared to the same period in 2015.

The Company reported an increase in non-interest income of $948 thousand, or 27.9%, to $4.4 million for the first six months of 2016 as compared to the same period last year. The increase in non-interest income was largely due to increases in insurance commissions and fees of $869 thousand. The growth in Tri-State’s commissions and fees was largely due to growth in contingency fee income of $411 thousand, or 122.8%, and growth in insurance commissions and fees of $458 thousand for the six months ended June 30, 2016 as compared to the same period last year.

Non-interest Expense. The Company’s non-interest expenses increased $676 thousand, or 13.7%, to $5.6 million for the second quarter of 2016, as compared to the same period last year. The increase for the second quarter of 2016, as compared to the same period in 2015, was largely due to increases in salaries and employee benefits of $287 thousand, data processing of $119 thousand and expenses and write-downs related to foreclosed real estate of $109 thousand.

The Company’s non-interest expenses increased $1.2 million, or 12.2%, to $11.2 million for the first six months of 2016 as compared to the same period last year. The increase for the first six months of 2016, as compared to the same period in 2015, was largely due to increases in salaries and employee benefits of $860 thousand and data processing of $314 thousand.

The increase in salaries and employee benefits for the second quarter and first six months of 2016 as compared to the same periods in was largely due to an increase in personnel to support our growth, including the opening of our Oradell, New Jersey branch in the first quarter of 2016, and higher incentive and commission costs related to the Bank’s and Tri-State’s performance. The aforementioned increases were partly offset by the elimination of our in-house data operations center during the fourth quarter of 2015 and the closing of our Port Jervis, New York branch during the second quarter of 2016. The increase in data processing was largely due to the costs associated with the outsourcing of its core processing systems and higher costs related to the Company’s growth and introduction of new products and services during 2016.

Financial Condition

At June 30, 2016, the Company’s total assets were $789.8 million, an increase of $105.3 million, or 15.4%, as compared to total assets of $684.5 million at December 31, 2015. The increase in total assets was largely driven by growth in loans receivable of $96.8 million, or 17.8%.

Total loans receivable, net of unearned income, increased $96.8 million, or 17.8%, to $640.2 million at June 30, 2016, as compared to $543.4 million at December 31, 2015. During the six months ended June 30, 2016, the Company had $112.3 million in commercial loan production, which was partly offset by $6.2 million in commercial loan payoffs.

The Company’s total deposits increased $76.9 million, or 14.9%, to $594.8 million at June 30, 2016, from $517.9 million at December 31, 2015. The growth in deposits was due to increases in both interest bearing deposits of $43.2 million, or 10.0%, and non-interest bearing deposits of $33.7 million, or 38.7%, at June 30, 2016, as compared to December 31, 2015. Additionally there was an increase in borrowings of $23.2 million, or 24.3%, to $118.9 million at June 30, 2016 from $95.7 million at December 31, 2015 due to substantial loan growth. Included in the aforementioned deposit total is $41.7 million in deposit balances with a cost of 0.61% attributed to our newest branch in Oradell, New Jersey, which opened in the beginning of March, 2016. Also, included is $63.0 million in deposit balances with a cost of 0.44% attributed to our branch in Astoria, New York, which opened in Mid-March of 2015.

At June 30, 2016, the Company’s total stockholders’ equity was $56.9 million, an increase of $2.9 million when compared to December 31, 2015. The increase was largely due to net income for the six months ended June 30, 2016. At June 30, 2016, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 8.75%, 10.50%, 11.46% and 10.50%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

Asset and Credit Quality

The ratio of NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, to total assets improved to 1.13% at June 30, 2016 from 1.49% at December 31, 2015. NPAs decreased $1.2 million, or 11.5%, to $8.9 million at June 30, 2016, as compared to $10.2 million at December 31, 2015. Non-accrual loans decreased $662 thousand, or 12.5%, to $4.7 million at June 30, 2016, as compared to $5.3 million at December 31, 2015. The top five non-accrual loan relationships total $3.0 million, which equates to 64.8% of total non-accrual loans and 34.3% of total NPAs at June 30, 2016. The remaining non-accrual loans at June 30, 2016 have an average loan balance of $86 thousand. Loans past due 30 to 89 days increased $2.1 million, or 76.0%, to approximately $5.0 million at June 30, 2016, as compared to $2.8 million at December 31, 2015.

The Company continues to actively market its foreclosed real estate properties, which decreased $352 thousand to $3.0 million at June 30, 2016, as compared to $3.4 million at December 31, 2015. At June 30, 2016, the Company’s foreclosed real estate properties had an average carrying value of approximately $334 thousand per property.

The allowance for loan losses increased by $398 thousand, or 7.1%, to $6.0 million, or 0.94% of total loans, at June 30, 2016, compared to $5.6 million, or 1.03% of total loans, at December 31, 2015. The Company recorded $596 thousand in provision for loan losses for the six months ended June 30, 2016. Additionally, the Company recorded net charge-offs of $198 thousand for the six months ended June 30, 2016, as compared to $394 thousand in net charge-offs for the six months ended June 30, 2015. The allowance for loan losses as a percentage of non-accrual loans increased to 128.8% at June 30, 2016 from 105.2% at December 31, 2015.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon, Oradell and Wantage, New Jersey, and Astoria, New York, and a loan production office in Oradell, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Oradell, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328

SUSSEX BANCORP

SUMMARY FINANCIAL HIGHLIGHTS

(In Thousands, Except Percentages and Per Share Data)

(Unaudited)

				6/30/2016 VS.
	6/30/2016	12/31/2015	6/30/2015	6/30/2015	12/31/2015
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$100,457	$100,610	$99,861	0.6%	(0.2)%
Total loans	640,187	543,423	479,069	33.6%	17.8%
Allowance for loan losses	(5,988)	(5,590)	(5,752)	4.1%	7.1%
Total assets	789,812	684,503	619,997	27.4%	15.4%
Total deposits	594,824	517,856	487,718	22.0%	14.9%
Total borrowings and junior subordinated debt	131,762	108,537	76,087	73.2%	21.4%
Total shareholders' equity	56,886	53,941	51,679	10.1%	5.5%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$5,911	$5,414	$5,039	17.3%	9.2%
Provision for loan losses	385	130	200	92.5%	196.2%
Total other income	1,826	1,396	1,501	21.7%	30.8%
Total other expenses	5,598	5,198	4,922	13.7%	7.7%
Income before provision for income taxes (tax equivalent)	1,754	1,482	1,418	23.7%	18.4%
Provision for income taxes	551	450	424	30.0%	22.4%
Taxable equivalent adjustment (a)	94	119	110	(14.5)%	(21.0)%
Net income	$1,109	$913	$884	25.5%	21.5%

Net income per common share - Basic	$0.24	$0.20	$0.19	26.3%	20.0%
Net income per common share - Diluted	$0.24	$0.20	$0.19	26.3%	20.0%

Return on average assets	0.59%	0.55%	0.58%	2.8%	7.8%
Return on average equity	7.85%	6.79%	6.76%	16.1%	15.7%
Efficiency ratio (b)	73.24%	77.69%	76.55%	(4.3)%	(5.7)%
Net interest margin (tax equivalent)	3.31%	3.39%	3.47%	(4.6)%	(2.4)%
Avg. interest earning assets/Avg. interest bearing liabilities	1.25	1.24	1.23	1.8%	0.9%

FINANCIAL DATA - YEAR TO DATE:
Net interest income (tax equivalent) (a)	$11,656		$9,945	17.2%
Provision for loan losses	596		505	18.0%
Total other income	4,350		3,402	27.9%
Total other expenses	11,208		9,992	12.2%
Income before provision for income taxes (tax equivalent)	4,202		2,850	47.4%
Provision for income taxes	1,326		800	65.8%
Taxable equivalent adjustment (a)	193		214	(9.8)%
Net income	$2,683		$1,836	46.1%

Net income per common share - Basic	$0.59		$0.40	47.5%
Net income per common share - Diluted	$0.58		$0.40	45.0%

Return on average assets	0.74%		0.61%	22.2%
Return on average equity	9.60%		7.04%	36.4%
Efficiency ratio (b)	70.88%		76.08%	(6.8)%
Net interest margin (tax equivalent)	3.39%		3.49%	(2.9)%
Avg. interest earning assets/Avg. interest bearing liabilities	1.24		1.21	2.1%

SHARE INFORMATION:
Book value per common share	$12.15	$11.61	$11.12	9.3%	4.7%
Tangible book value per common share	11.55	11.00	10.52	9.8%	5.0%
Outstanding shares- period ending	4,680,697	4,646,238	4,646,388	0.7%	0.7%
Average diluted shares outstanding (year to date)	4,610,176	4,591,822	4,597,077	0.3%	0.4%

CAPITAL RATIOS:
Total equity to total assets	7.20%	7.88%	8.34%	(13.6)%	(8.6)%
Leverage ratio (c)	8.75%	9.45%	9.85%	(11.2)%	(7.4)%
Tier 1 risk-based capital ratio (c)	10.50%	11.74%	12.72%	(17.5)%	(10.6)%
Total risk-based capital ratio (c)	11.46%	12.79%	13.93%	(17.7)%	(10.4)%
Common equity Tier 1 capital ratio (c)	10.50%	11.74%	12.72%	(17.5)%	(10.6)%

ASSET QUALITY:
Non-accrual loans	$4,650	$5,312	$5,054	(8.0)%	(12.5)%
Loans 90 days past due and still accruing	-	-	10	-%	-%
Troubled debt restructured loans ("TDRs") (d)	1,258	1,553	1,571	(19.9)%	(19.0)%
Foreclosed real estate	3,002	3,354	3,943	(23.9)%	(10.5)%
Non-performing assets ("NPAs")	$8,910	$10,219	$10,578	(15.8)%	(12.8)%

Foreclosed real estate, criticized and classified assets	$19,417	$20,778	$20,335	(4.5)%	(6.6)%
Loans past due 30 to 89 days	$4,968	$2,823	$2,258	120.0%	76.0%
Charge-offs, net (quarterly)	$209	$181	$211	(0.9)%	15.5%
Charge-offs, net as a % of average loans (annualized)	0.14%	0.14%	0.18%	(22.8)%	(1.0)%
Non-accrual loans to total loans	0.73%	0.98%	1.05%	(31.1)%	(25.7)%
NPAs to total assets	1.13%	1.49%	1.71%	(33.9)%	(24.4)%
NPAs excluding TDR loans (d) to total assets	0.97%	1.27%	1.45%	(33.3)%	(23.5)%
Non-accrual loans to total assets	0.59%	0.78%	0.82%	(27.8)%	(24.1)%
Allowance for loan losses as a % of non-accrual loans	128.77%	105.23%	113.81%	13.1%	22.4%
Allowance for loan losses to total loans	0.94%	1.03%	1.20%	(22.1)%	(9.1)%

(a)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b)	Efficiency ratio calculated non-interest expense divided by net interest income plus non-interest income
(c)	Sussex Bank capital ratios
(d)	Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

ASSETS	June 30, 2016	December 31, 2015

Cash and due from banks	$4,431	$2,914
Interest-bearing deposits with other banks	7,874	3,206
Cash and cash equivalents	12,305	6,120

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	94,797	93,776
Securities held to maturity	5,660	6,834
Federal Home Loan Bank Stock, at cost	6,268	5,165

Loans receivable, net of unearned income	640,187	543,423
Less: allowance for loan losses	5,988	5,590
Net loans receivable	634,199	537,833

Foreclosed real estate	3,002	3,354
Premises and equipment, net	9,092	8,879
Accrued interest receivable	2,366	1,764
Goodwill	2,820	2,820
Bank-owned life insurance	12,675	12,524
Other assets	6,528	5,334

Total Assets	$789,812	$684,503

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$120,992	$87,209
Interest bearing	473,832	430,647
Total Deposits	594,824	517,856

Borrowings	118,875	95,650
Accrued interest payable and other liabilities	6,340	4,169
Junior subordinated debentures	12,887	12,887

Total Liabilities	732,926	630,562

Total Stockholders' Equity	56,886	53,941

Total Liabilities and Stockholders' Equity	$789,812	$684,503

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
INTEREST INCOME
Loans receivable, including fees	$6,459	$5,275	$12,604	$10,447
Securities:
Taxable	344	302	720	569
Tax-exempt	190	221	391	429
Interest bearing deposits	6	3	10	7
Total Interest Income	6,999	5,801	13,725	11,452

INTEREST EXPENSE
Deposits	636	438	1,211	854
Borrowings	448	380	885	760
Junior subordinated debentures	98	54	166	107
Total Interest Expense	1,182	872	2,262	1,721

Net Interest Income	5,817	4,929	11,463	9,731
PROVISION FOR LOAN LOSSES	385	200	596	505
Net Interest Income after Provision for Loan Losses	5,432	4,729	10,867	9,226

OTHER INCOME
Service fees on deposit accounts	256	213	481	426
ATM and debit card fees	200	201	387	375
Bank owned life insurance	75	79	151	157
Insurance commissions and fees	1,039	736	2,760	1,891
Investment brokerage fees	50	41	77	63
Gain on securities transactions	105	88	272	256
(Loss) on disposal of fixed assets	(6)	8	(19)	8
Other	107	135	241	226
Total Other Income	1,826	1,501	4,350	3,402

OTHER EXPENSES
Salaries and employee benefits	3,076	2,789	6,429	5,569
Occupancy, net	512	443	936	920
Data processing	548	429	1,097	783
Furniture and equipment	283	214	516	424
Advertising and promotion	86	90	191	160
Professional fees	177	173	351	319
Director fees	160	147	219	313
FDIC assessment	121	124	241	248
Insurance	73	68	146	120
Stationary and supplies	50	49	102	105
Loan collection costs	53	59	85	156
Expenses and write-downs related to foreclosed real estate	144	35	219	199
Other	315	302	676	676
Total Other Expenses	5,598	4,922	11,208	9,992

Income before Income Taxes	1,660	1,308	4,009	2,636
INCOME TAX EXPENSE	551	424	1,326	800
Net Income	$1,109	$884	$2,683	$1,836

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains on available for sale securities arising during the period	$1,576	$(1,166)	$2,561	$(850)
Fair value adjustments on derivatives	(1,149)	-	(1,549)	-
Reclassification adjustment for net gain on securities transactions included in net income	(105)	(88)	(272)	(256)
Income tax related to items of other comprehensive income (loss)	(129)	502	(296)	442
Other comprehensive income, net of income taxes	193	(752)	444	(664)
Comprehensive income	$1,302	$132	$3,127	$1,172

EARNINGS PER SHARE
Basic	$0.24	$0.19	$0.59	$0.40
Diluted	$0.24	$0.19	$0.58	$0.40

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Three Months Ended June 30,
	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$29,106	$284	3.91%	$33,406	$331	3.97%
Taxable	69,204	344	1.99%	64,261	302	1.88%
Total securities	98,310	628	2.56%	97,667	633	2.60%
Total loans receivable (1) (4)	607,983	6,459	4.26%	475,855	5,275	4.45%
Other interest-earning assets	9,375	6	0.26%	8,844	3	0.14%
Total earning assets	715,668	7,093	3.98%	582,366	5,911	4.07%

Non-interest earning assets	39,713			37,693
Allowance for loan losses	(5,881)			(5,738)
Total Assets	$749,500			$614,321

Sources of Funds:
Interest bearing deposits:
NOW	$143,840	$80	0.22%	$128,397	$55	0.17%
Money market	36,842	38	0.41%	15,935	8	0.20%
Savings	138,546	72	0.21%	140,994	71	0.20%
Time	158,408	446	1.13%	118,520	304	1.03%
Total interest bearing deposits	477,636	636	0.53%	403,846	438	0.44%
Borrowed funds	81,712	448	2.20%	57,249	380	2.66%
Junior subordinated debentures	12,887	98	3.05%	12,887	54	1.68%
Total interest bearing liabilities	572,235	1,182	0.83%	473,982	872	0.74%

Non-interest bearing liabilities:
Demand deposits	115,319			83,808
Other liabilities	5,448			4,245
Total non-interest bearing liabilities	120,767			88,053
Stockholders' equity	56,498			52,286
Total Liabilities and Stockholders' Equity	$749,500			$614,321

Net Interest Income and Margin (5)		5,911	3.31%		5,039	3.47%
Tax-equivalent basis adjustment		(94)			(110)
Net Interest Income		$5,817			$4,929

(1)	Includes loan fee income
(2)	Average rates on securities are calculated on amortized costs
(3)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4)	Loans outstanding include non-accrual loans
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$29,671	$584	3.96%	$32,378	$643	4.00%
Taxable	69,537	720	2.08%	60,827	569	1.89%
Total securities	99,208	1,304	2.64%	93,205	1,212	2.62%
Total loans receivable (1) (4)	583,931	12,604	4.34%	473,376	10,447	4.45%
Other interest-earning assets	9,006	10	0.22%	7,985	7	0.18%
Total earning assets	692,145	13,918	4.04%	574,566	11,666	4.09%

Non-interest earning assets	39,208			37,979
Allowance for loan losses	(5,770)			(5,740)
Total Assets	$725,583			$606,805

Sources of Funds:
Interest bearing deposits:
NOW	$141,936	$151	0.21%	$128,279	$105	0.17%
Money market	33,396	66	0.40%	15,227	13	0.17%
Savings	138,537	142	0.21%	140,747	142	0.20%
Time	152,376	852	1.12%	115,311	594	1.04%
Total interest bearing deposits	466,245	1,211	0.52%	399,564	854	0.43%
Borrowed funds	78,839	885	2.26%	60,464	760	2.53%
Junior subordinated debentures	12,887	166	2.59%	12,887	107	1.67%
Total interest bearing liabilities	557,971	2,262	0.82%	472,915	1,721	0.73%

Non-interest bearing liabilities:
Demand deposits	106,792			77,785
Other liabilities	4,914			3,923
Total non-interest bearing liabilities	111,706			81,708
Stockholders' equity	55,906			52,182
Total Liabilities and Stockholders' Equity	$725,583			$606,805

Net Interest Income and Margin (5)		11,656	3.39%		9,945	3.49%
Tax-equivalent basis adjustment		(193)			(214)
Net Interest Income		$11,463			$9,731

(1)	Includes loan fee income
(2)	Average rates on securities are calculated on amortized costs
(3)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4)	Loans outstanding include non-accrual loans
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets